Exhibit 99.1
Sensient Technologies Corporation
News Release
October 17, 2008
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation
Elects President and COO Robert J. Edmonds
to Board of Directors
     MILWAUKEE—October 17, 2008—Sensient Technologies Corporation (NYSE: SXT) today announced that Robert J. Edmonds, President and Chief Operating Officer, has been elected to the Board of Directors.
     Mr. Edmonds joined Sensient in 2005 as General Manager of Sensient Food Colors — North America. Under his leadership, the North American Food Colors, Latin American Food Colors and Pharmaceutical Colors and Coatings businesses achieved profitable growth. He was elected President and Chief Operating Officer of Sensient Technologies Corporation in August 2007.
     Before joining Sensient, he was Vice President of Marketing for Engelhard Corporation and he has been Vice President and General Manager of Consumer and Industrial Businesses at J.M. Huber Corporation.
     He holds a Bachelor’s of Science degree in Chemical Engineering from the University of Cape Town, South Africa, and a Master’s degree in Business Administration from Stanford University, California.
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Sensient Technologies Corporation	Page 2
News Release
October 17, 2008

     “Rob Edmonds is making a significant contribution in Sensient’s success and will continue to do so as he takes on additional responsibilities as a member of our Board of Directors,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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